EXHIBIT 10.4

PRIVATE & CONFIDENTIAL

May 31, 2011

Mr. Russell Hammer
[personal address]

Dear Russ:

As we discussed, and as provided for in your employment offer letter dated December 30, 2010, the payment of your sign-on bonus by OWW (“the Company”) was intended to make you “whole” to the extent that you did not receive your expected 2010 bonus from Crocs as you were asked to resign immediately to join Orbitz. At the time this letter was written, you communicated in writing that the Crocs bonus would have been between $318,600 and $531,000, (and would be decided at the upcoming Croc's compensation committee meeting) which Orbitz decided to pay the $531,000 amount, less applicable taxes, to you in accordance to the terms and conditions of your employment agreement.

As recently reported by Crocs in its Annual Proxy Statement, you would have been eligible to receive a bonus equal to 118% of your target bonus, or $318,600, rather than $518,000, had you remained with the Company. To recognize this difference, and in accordance with the terms and conditions of your employment letter agreement, you have agreed to remit the difference between these amounts, equal to $212,400, adjusted for the applicable income and employment taxes that were deducted by the Company.

As a result, it is our understanding that you will be making a payment to the Company by wire prior to our Board meeting on June 1, 2011, in an amount equal to $145,630.20, which represents the difference between the cash sign-on amount paid by the Company and the 2010 Crocs Bonus (i.e., $212,400), minus $67,416.65 of income and employment taxes deducted by the Company with respect to the $212,400 excess amount. In addition, you are authorizing the Company to receive and retain a refund from the applicable taxing authorities of all income and employment taxes paid on your behalf with respect to your prior receipt of such amount from the Company. The Company will also properly reflect these detailed compensation and tax adjustments in your next pay check records and in the 2011 year end W-2 forms.

Best regards,

/s/ Paul E. Wolfe

Paul E. Wolfe
Group Vice President, Global Human Resources
Orbitz Worldwide

AGREED TO AND ACCEPTED BY:

/s/ Russell Hammer
Russell Hammer

5/31/11
Date